EXHIBIT 10.22

FIRST AMENDMENT TO THE

WESBANCO, INC. KSOP

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2014)

WHEREAS, WesBanco, Inc. (the “Corporation”) maintains the WesBanco, Inc. KSOP, as restated effective January 1, 2014 (the “Plan”); and

WHEREAS, Section 12.6 of the Plan reserves to the Corporation the right to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan to reflect certain changes requested by the Internal Revenue Service as a condition of its issuance of a favorable determination letter for the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2014:

1.	The first paragraph of Section 2.39 is amended to read as follows:

Section 2.39. Qualified Employee. Any Employee of an Employer, excluding (a) any individual who is a leased employee, (b) any temporary Employee, and (c) any Employee covered by a collective bargaining agreement between employee representatives and the Employer if retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer and if the collective bargaining agreement does not extend participation in the Plan. For purposes of the Plan, the term “leased employee” shall mean any person (other than a common law employee of the Employer) who, pursuant to an agreement between the Employer or Related Employer and any other person (“leasing organization”), has performed services for the Employer or Related Employer (or for the Employer or Related Employer and related persons determined in accordance with Code Section 414(n)(6)(A),) on a substantially full time basis for a period of at least one year and under the primary direction or control of the Employer or Related Employer. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the Employer or Related Employer shall be treated as provided by the Employer or Related Employer.

2.	The first sentence of Section 3.5 is amended to read as follows:

Each “leased employee,” as defined in Section 2.39, shall be considered an Employee or an employee of a Related Employer, as appropriate, for purposes of determining whether the Plan satisfies the minimum coverage requirements of Code Section 410(b).

3.	The first sentence of Section 16.2(a) is amended to read as follows:

It is intended that the assets of the Plan attributable to Employer Discretionary Contributions made pursuant to Section 4.3 shall be invested primarily in shares of Employer Stock that constitutes a “qualifying employer security” within the meaning of Code Section 4975(e)(8).

4.	The first sentence of Section 16.3 is amended to read as follows:

The Committee may direct the Trustee to borrow funds for the purpose of acquiring Employer Stock; provided, however, that any such loan shall be primarily for the benefit of Participants and their Beneficiaries.

5.	The last paragraph of Section 16.10 is amended to read as follows:

If shares of Employer Stock consist of employer securities issued by a domestic C corporation that has no stock outstanding which are Readily Tradable, and were not received by the taxpayer in either a distribution from a plan described in Code Section 401(a) or a transfer pursuant to an option or other right to acquire stock to which Code Section 83, 422, or 423 applied (or to which Code Section 422 or 424, as in effect on the day before the date of the enactment of the Revenue Reconciliation Act of 1990, applied) and are sold to the Plan by a taxpayer in a transaction for which special tax treatment is elected by such taxpayer pursuant to Code Section 1042 (if applicable), no portion of the assets of the Plan attributable to (or allocable in lieu of) Employer Stock acquired by the Plan in such sale shall accrue (or be allocated directly or indirectly under any Code Section 401(a) plan of the Employer) (i) for the benefit of any taxpayer who makes an election under Code Section 1042(a) with respect to employer securities or any individual who is related to the taxpayer (within the meaning of Code Section 267(b)), during the period beginning on the date of the sale of such Employer Stock and ending on the later of the date which is 10 years after the date of sale, or the date of the Plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with such sale, or (ii) for the benefit of any other person who owns (after application of Code Section 318(a)) either more than 25% of any class of outstanding stock of the corporation which issued such Employer Stock or of any corporation which a member of the same controlled group of corporations (within the meaning of Code Section 409(l)(4)) as such corporation, or more than 25% of the total value of any class of outstanding stock of any such corporation.

6.	The last sentence of Section 16.13(a) is amended to read as follows:

The Company or the Trustee, as the case may be, shall pay the purchase price in a lump sum within 90 days from the receipt of such written notice; provided, however, that with the consent of the Participant, Inactive Participant, or Beneficiary, the purchase price may be paid over a period of not more than five years in such manner and upon such terms and conditions as agreed to by the parties, if adequate security is provided and reasonable interest is paid on the unpaid amounts in accordance with Code Section 409(h)(5)(B); provided further, however, that payments shall begin no later than 30 days after the exercise of the put option.

IN WITNESS WHEREOF, this First Amendment of the Plan is, by the authority of the Board of Directors of the Company, executed on behalf of the Company this 18th day of December     , 2014.

WesBanco, Inc.

By:	/s/ Todd F. Clossin
Todd F. Clossin, President & CEO

ATTEST:

/s/ Linda M. Woodfin
Secretary